Exhibit 3.6

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SOVOS BRANDS, INC.

September 8, 2021

Sovos Brands, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: Pursuant to a unanimous written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation whereby the Certificate of Incorporation of the Corporation is hereby amended by striking out ARTICLE FOURTH thereof and by substituting in lieu of said Article the following new Article:

FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is 500,000,000 shares, consisting of 500,000,000 shares of common stock, par value $0.001 per share (“Common Stock”).

Immediately upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Delaware (such time, the “Stock Split Effective Time”), each share of Common Stock shall be automatically converted into 120.8 shares of Common Stock (the “Stock Split”). No fractional shares of Common Stock shall be issued upon the Stock Split. If, upon aggregating all of the Common Stock held by a holder of Common Stock immediately following the Stock Split, a holder of Common Stock would otherwise be entitled to a fractional share of Common Stock, the number of shares of Common stock held by such holder shall be rounded up to the nearest whole share. Any stock certificate that, immediately prior to the Stock Split Effective Time, evidenced or otherwise represented shares of the Common Stock shall, from and after the Stock Split Effective Time, without further action by any holder of shares of Common Stock, be deemed for all purposes to evidence ownership of, and to represent the whole number of shares of Common Stock into which the Common Stock represented by such certificate was reclassified and the foregoing shall be appropriately reflected in the Corporation’s stock record books. If, at any time after the Stock Split Effective Time, a stock certificate issued prior to the Stock Split Effective Time and formerly representing shares of Common Stock is presented to the Corporation for transfer, exchange or reissuance, such stock certificate shall be cancelled and exchanged for stock certificates evidencing or otherwise representing the number of shares of Common Stock deemed evidenced and represented by such stock certificate pursuant to this provision.

SECOND: Said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment on the date first written above.

By:	/s/ Isobel Jones

Name:	Isobel Jones

Title:	Secretary

[Signature Page to the Certificate of Amendment of Certificate of Incorporation]